Exhibit 99.1

PBF Energy Announces Public Offering of its Class A Common Stock

PARSIPPANY, NJ – December 13, 2016 – PBF Energy Inc. (NYSE:PBF) (“PBF Energy”) announced today that it has commenced an underwritten public offering (the “Offering”) of 10,000,000 shares of its Class A common stock. The underwriters have an option to purchase up to 1,500,000 additional shares.

The Company intends to use the net proceeds from this offering for general corporate purposes, including for repayment of indebtedness, working capital, capital expenditures and potential acquisitions.

Wells Fargo Securities is the underwriter of the Offering. The offering of these securities is being made by means of a prospectus supplement and the accompanying prospectus only, copies of which may be obtained from Wells Fargo Securities, Attn: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152 (tel: 800-326-5897) or via email at cmclientsupport@wellsfargo.com.

These documents may also be obtained free of charge when they are available from the Securities and Exchange Commission’s website (“SEC”) at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering will be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by PBF Energy with the SEC.

Forward-Looking Statements

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include, without limitation, the company’s expectations with respect to the offering and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks described above, the risks relating to the offering not closing and the securities market generally, and the risks disclosed in the company’s filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 44.2% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973.455.7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973.455.8994